UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   John J. Calcagno
   CooperVision, Inc.
200 Willowbrook Office Park
   NY, Fairport 14450
2. Date of Event Requiring Statement (Month/Day/Year)
   10/29/2002
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   The Cooper Companies, Inc. (COO)

5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   President - CooperVision - Domestic Operations
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
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Common Stock                               |0                     |D               |                                               |
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 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
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Employee Stock Option (R|3/27/01  |10/23/10 |Common Stock           |8500     |35.09     |D            |                           |
ight to Buy)            |         |         |                       |         |          |             |                           |
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Employee Stock Option (R|1        |10/23/11 |Common Stock           |11500    |50.35     |D            |                           |
ight to Buy)            |         |         |                       |         |          |             |                           |
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Explanation of Responses:
1. The option will become exercisable when the average of the closing prices of a share of common stock of the Company during any 30 consecutive calendar days following the date of grant reaches $60.42.